<LOGO>
STANDEX INTERNATIONAL CORPORATION - SALEM, NH 03079 - TEL (603) 893-9701 - FAX
(603) 893-7324 - WEB www.standex.com

Contact:
Christian Storch, CFO                                   FOR IMMEDIATE RELEASE
InvestorRelations@Standex.com
(603) 893-9701


STANDEX SECOND-QUARTER EARNINGS FROM CONTINUING OPERATIONS INCREASE 58 PERCENT

    Benefits of Realignment and Restructuring Program Contribute to Improved
                               Financial Results;
Company Completes Acquisition of Nor-Lake, Adding to Top-performing Food Service
                                     Group



SALEM, NH - January 22, 2004 . . . . Standex International Corporation (NYSE:SXI) today reported second-quarter income from continuing operations of $5.0 million, or $0.40 per diluted share, an increase of 58 percent from prior-year income from continuing operations of $3.1 million, or $0.26 per diluted share. Net sales for the second quarter of fiscal 2004 rose 12 percent to $148.7 million, from $132.4 million for the second quarter of 2003. Sales for the second quarter of fiscal 2004 were positively impacted by foreign currency exchange rate fluctuations in the amount of $3.0 million. Excluding the exchange rate fluctuations, second-quarter 2004 sales improved 10 percent compared to the same quarter last year.


Second-quarter 2004 net income, including discontinued operations, was $3.6 million, or $0.29 per diluted share, essentially flat with net income, including discontinued operations of $3.5 million, or $0.29 per diluted share, for the year-earlier second quarter. Excluding restructuring and other special items ("special items") and discontinued operations, income for the second quarter of 2004 was $5.1 million, or $0.41 per diluted share, compared to $3.7 million, or $0.30 per diluted share, for the second quarter of 2003. Second-quarter 2004 special items included $197,000 (pre-tax) related to Standex's previously announced restructuring program, compared to the year-earlier $115,000 (pre-tax) related to the restructuring program. A reconciliation of net income and earnings per share from reported GAAP amounts to non-GAAP amounts is included later in this release.


Income from continuing operations for the first half of fiscal 2004 was $9.8 million, or $0.79 per diluted share, an increase of 42 percent from $6.9 million, or $0.57 per diluted share, in fiscal 2003. Including discontinued operations, net income for the first half of 2004 was $7.9 million, or $0.64 per diluted share, down three percent from $8.2 million, or $0.67 per diluted share, a year earlier. Excluding special items and discontinued operations, income for the first half of fiscal 2004 was $10.3 million, or $0.83 per diluted share, an increase of 29 percent from $8.0 million, or $0.66 per diluted share in 2003.


                                    (more)





Net sales for the first half of fiscal 2004 rose nine percent to $284.7 million from year-earlier net sales of $260.8 million. Sales for the first half of fiscal 2004 were favorably impacted by foreign currency exchange rate fluctuations in the amount of $5.2 million and sales for the first half of fiscal 2003 included an extra month of European sales of $4.4 million, resulting from Standex's decision to conform the accounting year of its European operations to the corporate fiscal year ending June 30. Excluding the exchange rate fluctuations and the extra month of European sales, net sales for the first half of 2004 were $279.6 million, up 9 percent from $256.4 million in 2003.


Comments on the Second Quarter


"We have several reasons to be pleased with Standex's financial results for the second quarter," said Roger Fix, President and CEO. "For the third consecutive quarter, we have posted stronger sales than in comparable prior-year quarters. In addition, we have achieved double-digit increases in net income from continuing operations for the past two quarters."


"Several of our core businesses are turning in improved results because they are better positioned in their respective markets. In addition to achieving organic sales growth, these businesses are benefiting from improvements we have made in their cost structures, operating efficiencies and the positive effects of our restructuring and realignment program. These improvements have resulted in a more productive use of working capital and an increase in working capital turns."


"The strongest top-line and bottom-line performance, based on year-over-year second-quarter comparisons, continues to be delivered by our Food Service Group. Sales for the second quarter increased 32 percent to $43.1 million compared to $32.8 million in the prior-year second quarter. Excluding the sales from Nor-Lake, which was acquired during the second quarter of 2004, and the favorable impact of the exchange rate fluctuations, the group posted an increase in organic sales of 17 percent compared to the second quarter of 2003. Three of the group's largest divisions, Master-Bilt, USECO and Procon, each achieved double-digit top line growth. Second-quarter operating income for the group doubled in 2004 to $3.3 million from $1.6 million, and the group's operating profit margin increased to 7.6 percent from 4.9 percent in the second quarter of 2003. The improved performance of these businesses, along with increases in the other divisions of the group, was attributable to market share gains, the positive effect of Standex's restructuring and realignment program and some improvement in market conditions. Almost all of the businesses in the group reported improved profitability for the quarter and incoming orders remain strong for the group," said Fix.


"Second-quarter  sales  in  Standex's  Industrial Group increased 13 percent to
$79.4  million  from  $70.6  million  for  the   fiscal  2003  second  quarter,
attributable in part to the acquisition and integration of I R International and its Brazilian affiliate, Dornbusch, organic sales growth of nearly 4% and
the   positive   impact   of   the   exchange  rate  fluctuations,"  said  Fix.
"Importantly, three of the largest businesses in the group, Custom Hoists, Standex Electronics and Standex Engraving, each posted double-digit increases in sales from the prior-year second quarter with Custom Hoists and Standex Engraving showing the strongest improvement. Custom Hoists is benefiting from continued improvement in the construction market.1 Standex Electronics is being aided by new product introductions and previous acquisitions, and Standex Engraving is benefiting from the acquisition of I R International, market share gains and improving market conditions."


Second-quarter operating income for the Industrial Group was down 19 percent to
$8.0  million,  from  $9.8  million  in  the prior-year  second  quarter.   The
unfavorable comparison results from a one-time pre-tax payment of $1.3 million made as a contract price adjustment to Spincraft in the second-quarter of fiscal 2003; the effect of increased steel prices on Standex Air Distribution's operating margin; and the one-time expenses and temporary operating inefficiencies encountered by Standex Electronics as it upgrades and expands its Mexico facilities to accommodate the integration of the operations relocated from Canada. The overall backlog for the Industrial Group was up more than 20 percent at the end of the second quarter compared to the prior year.


Fix added, "Our focus in managing the Consumer Group this year has been to align our cost structure with the lower level of sales we are currently
experiencing.   As a result, operating income grew nearly  six  times  to  $1.6 million from $275,000 in the second quarter of fiscal 2003 despite a 10 percent decrease in second-quarter revenues to $26.1 million from $29.1 million in fiscal 2003. In addition to an overall expense-reduction program, a key component of this initiative was our decision to close Standard Publishing's commercial printing operation in Cincinnati, Ohio. We are winding down this operation and expect to be completed by the end of the third
quarter.   Similarly, we decided to maximize  the  return  of  our  Standex
Direct business by reducing our investment in its direct marketing promotion this fiscal year. As a result, Standex Direct's second-quarter sales were down 20 percent; however, the operating profit for this business improved by nearly $1.3 million. The recovery in religious book and gift sales continues to lag the resurgence of the secular book market with religious book sales off approximately three to seven percent for the holiday season. Sales of Berean tracked the performance of the rest of the market."


Comments on Standex's Realignment and Restructuring Program


"We achieved several milestones in our restructuring and realignment program during the second quarter that have helped to rationalize some businesses and build momentum in others," said Fix. The cumulative effect of this program has been to produce a series of larger operating units that combine stronger, more agile and synergistic businesses to achieve the critical mass necessary to lead the markets they serve. The most notable strategic achievements during the quarter were the all-cash purchase of Nor-Lake, Inc. and the sale of our Jarvis Caster business. Not only do we expect to replace the Jarvis revenue base almost dollar-for-dollar with Nor-Lake revenues, but the majority of the funds used to complete the acquisition of Nor-Lake came from the proceeds of the Jarvis sale. With Nor-Lake, which represents the largest acquisition in the Food Service Group's history, we gained one of the most respected suppliers to the commercial refrigeration industry. In addition to making the Food Service Group a more formidable competitor in its industry, combining Nor-Lake with our Master-Bilt division makes Standex one of the largest suppliers of walk-in coolers and freezers in the U.S. By divesting Jarvis, Standex has exited a business where the fundamentals no longer fit Standex's business model. The strategic restructuring and realignment program remains on track and is achieving the goals we originally established for the program."


"Despite the acquisitions and substantial pension contribution made during the second quarter, our net debt position (total debt less cash) was $101.2 million, compared to $109.5 million a year earlier and our net debt to total capital ratio was 37.9 percent versus 37.3 percent a year ago," said Fix.


Earnings Reconciliation

Net income and earnings per share data including the impact of discontinued operations, restructuring and other special charges is summarized below (in thousands, except per share data):



                                     Three Months Ended      Six Months Ended
                                         December 31            December 31
                                                  Change                  Change
                                    2003    2002     %      2003     2002    %
Net Income                        $3,566  $3,541     1    $7,938   $8,153  (3)
Discontinued operations            1,392   (398)           1,900  (1,249)

Income from continuing
   operations                      4,958   3,143    58     9,838    6,904   42

Special items, net of tax:
   Restructuring                     127      67             478      597
   Other                               -     454            (27)      454
   Subtotal                          127     521             451    1,051

Income from continuing
  Operations before special
  items                           $5,085  $3,664    39   $10,289   $7,955   29


Diluted earnings per share         $0.29   $0.29     0     $0.64    $0.67  (4)
Discontinued operations             0.11  (0.03)            0.15   (0.10)

Income from continuing
  operations                        0.40    0.26    54      0.79     0.57   39

Special items, net of tax:
  Restructuring                     0.01    0.01            0.04     0.05
  Other                                -    0.03               -     0.04
  Subtotal                          0.01    0.04            0.04     0.09

Income from continuing
  Operations before special
  items                            $0.41   $0.30    37     $0.83    $0.66   26

We use "Income from continuing operations before special items" as a non-GAAP performance measure. This measure excludes restructuring charges and certain other special items which management believes are not relevant to the ongoing core operations of the business. While management believes this measure provides meaningful information to management and investors, this measure should not be considered as a substitute for other financial performance measures such as operating income, income from continuing operations and net income determined in accordance with generally accepted accounting principles.

Conference Call Information


Standex invites you to attend a conference call with President and Chief Executive Officer Roger Fix and Chief Financial Officer Christian Storch at:
10:00 a.m. ET, today. To join a live Webcast of the conference call, please access the "Investor Relations" section of the Company's Web site, located at: www.standex.com. For those unable to listen to the live broadcast of the conference call, an audio playback will be available beginning at 1:30 p.m. ET on January 22nd through midnight ET on January 29th. To listen to the audio playback from the United States, please call (800) 475-6701; from outside the United States, call (320) 365-3844; access code is 715166. In addition, a replay can also be accessed in the "Investor Relations" section of the Company's Web site, located at www.standex.com.

About Standex


Standex International Corporation is a multi-industry manufacturer in three broad business segments: Food Service, Industrial and Consumer with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil and China. For additional information, visit the Company's Web site at www.standex.com.
__________________________________
1 These statements are forward looking and involve certain risks, uncertainties and assumptions. Factors affecting the outcome and results include failure to achieve the Company's restructuring goals relative to this business, uncertainties in the economy, competitor activities, demands in the domestic market, pricing pressures and other timing factors. Actual results could differ materially from anticipated projected results.


                      CONSOLIDATED FINANCIAL INFORMATION
                     (In thousands, except per share data)



                                      Three Months Ending      Six Months
Ending
                                        December 31              December 31
                                       2003     2002           2003      2002
CONSOLIDATED SUMMARY OF INCOME
NET SALES                         $148,674 $132,438       $284,703   $260,770

Income Before Taxes                 $8,065   $5,022        $15,597    $10,994
Provision for Taxes                  3,107    1,879          5,759      4,090
 Income from continuing
   operations                        4,958    3,143          9,838      6,904

 Income/(loss) from
    discontinued operation
    net of tax                     (1,392)      398        (1,900)      1,249

 Net Income                         $3,566   $3,541         $7,938     $8,153


EARNINGS PER SHARE:

Basic
  Income from continuing
     operations                      $0.40    $0.26          $0.80     $0.57
  Income/(loss)from
     discontinued operations        (0.11)     0.03         (0.15)      0.10
  Total                               0.29     0.29           0.65      0.67

Diluted
  Income from continuing
    operations                       $0.40    $0.26          $0.79     $0.57
  Income/(loss) from
    discontinued operations         (0.11)     0.03         (0.15)      0.10
  Total                               0.29     0.29           0.64      0.67

SEGMENT DATA

NET SALES

Food Service                       $43,142  $32,780        $85,638   $70,880
Consumer                            26,136   29,105         45,302    48,759
Industrial                          79,396   70,553        153,763   141,131
     TOTAL                        $148,674 $132,438       $284,703  $260,770

OPERATING INCOME

Food Service                        $3,281   $1,619         $8,243    $4,789
Consumer                             1,596      275          1,932       595
Industrial                           7,975    9,816         15,946    18,606
Restructuring                        (197)    (115)          (746)   (1,029)
Other expense, net                       -  (1,306)             41   (1,306)
Corporate                          (3,138)  (3,636)        (6,921)   (7,217)
    TOTAL                           $9,517   $6,653        $18,495   $14,438

                                     # # #